Exhibit 99.1

BANKUNITED, INC. REPORTS 2014 RESULTS

Miami Lakes, Fla. — January 22, 2015 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter and year ended December 31, 2014.

For the quarter ended December 31, 2014, the Company reported net income of $46.8 million, or $0.45 per diluted share, as compared to $52.4 million, or $0.50 per diluted share, for the quarter ended December 31, 2013.

For the year ended December 31, 2014, the Company reported net income of $204.2 million, or $1.95 per diluted share, generating a return on average stockholders’ equity of 10.13% and a return on average assets of 1.21%.  The Company reported net income of $208.9 million, or $2.01 per diluted share, for the year ended December 31, 2013.

John Kanas, Chairman, President and Chief Executive Officer, said, “As predicted, the Company achieved record loan and lease growth this quarter driven by impressive economic performance in both the Florida and New York markets.”

Performance Highlights

•
New loans and leases, including equipment under operating lease, grew by $1.5 billion during the fourth quarter of 2014. For the year ended December 31, 2014, new loans and leases increased by $4.1 billion, excluding the impact of the sale of $303 million of indirect auto loans in the second quarter of 2014.

•
Total deposits increased by $678 million for the quarter ended December 31, 2014 to $13.5 billion, reflecting growth across all deposit categories. For the year ended December 31, 2014, total deposits grew by $3.0 billion.

•
Net interest income increased by $7.2 million to $171.5 million for the quarter ended December 31, 2014 from $164.3 million for the quarter ended December 31, 2013. Interest income increased by $11.6 million primarily as a result of an increase in the average balance of loans outstanding, partially offset by a decline in the yield on loans. An increase in the average balance of investment securities also contributed to the increase in interest income. Interest expense increased by $4.3 million due primarily to an increase in average interest bearing liabilities, offset to a small degree by a decline in the cost of interest bearing liabilities.

•
The net interest margin, calculated on a tax-equivalent basis, was 4.26% for the quarter ended December 31, 2014 compared to 5.24% for the quarter ended December 31, 2013 and 4.58% for the immediately preceding quarter ended September 30, 2014. The net interest margin continues to be impacted by the origination of new loans at current market yields lower than those on loans acquired in the FSB Acquisition (as defined below).

•	Earnings for the fourth quarter of 2014 benefited from a reduction in the effective income tax rate resulting primarily from changes in certain state income tax positions.

•	Book value and tangible book value per common share grew to $20.19 and $19.52, respectively, at December 31, 2014.
Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s regulatory capital ratios at December 31, 2014 were as follows:

Tier 1 leverage	10.7%

Tier 1 risk-based capital	15.5%

Total risk-based capital	16.3%

Loans and Leases

Loans, net of premiums, discounts and deferred fees and costs, increased to $12.4 billion at December 31, 2014 from $9.1 billion at December 31, 2013.  New loans grew to $11.3 billion at December 31, 2014 while covered loans declined to $1.0 billion at December 31, 2014.

For the quarter ended December 31, 2014, new commercial loans, including commercial real estate loans, commercial and industrial loans, and leases, grew $1.2 billion to $8.7 billion. New residential loans grew by $206 million to $2.5 billion during the fourth quarter of 2014, primarily as a result of the continuation of the Company’s residential loan purchase program.

The New York franchise contributed $767 million to new loan growth for the quarter while the Florida franchise contributed $292 million. The Company's national platforms contributed $330 million of new loan growth.  We refer to our three commercial lending subsidiaries, our mortgage warehouse lending operations, and our residential loan purchase program as national platforms. At December 31, 2014, the new loan portfolio included $4.3 billion, $3.3 billion and $3.7 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	New Loans		Total Loans
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Single family residential and home equity	22.2%	24.0%	28.6%	34.3%
Commercial real estate	43.2%	38.5%	40.0%	34.3%
Commercial	34.4%	34.7%	31.2%	29.0%
Consumer	0.2%	2.8%	0.2%	2.4%
	100.0%	100.0%	100.0%	100.0%

The Company's portfolio of equipment under operating lease grew by $72 million for the quarter ended December 31, 2014 to $315 million.

Asset Quality

Asset quality remains strong. The ratio of non-performing, non-covered loans to total non-covered loans declined to 0.29% at December 31, 2014 from 0.31% at December 31, 2013. The ratio of total non-performing loans to total loans declined to 0.31% at December 31, 2014 from 0.39% at December 31, 2013.  The ratio of the allowance for non-covered loan and lease losses to non-performing, non-covered loans increased to 281.54% at December 31, 2014 from 246.73% at December 31, 2013. At December 31, 2014, non-performing assets totaled $52.8 million, including $13.8 million of other real estate owned (“OREO”), down from $76.2 million, including $40.6 million of OREO, at December 31, 2013. At December 31, 2014, 38% of total non-performing assets were covered assets.

The provision for loan losses for the three months and year ended December 31, 2014 reflects continued growth in the new loan portfolio. For the quarters ended December 31, 2014 and 2013, the Company recorded provisions for loan losses of $20.5 million and $12.5 million, respectively. Of these amounts, provisions of $21.6 million and $13.3 million, respectively, related to new loans, and recoveries of $(1.0) million and $(0.8) million, respectively, related to covered loans. The peer group net charge-off rates and certain of the qualitative factors applied in the calculation of general reserves for new loans increased during the three months ended December 31, 2014 while those loss factors declined during the three months ended December 31, 2013. This contributed to an increase in the provision related to new loans for the three months ended December 31, 2014 when compared to the three months ended December 31, 2013.

For the years ended December 31, 2014 and 2013, the Company recorded provisions for loan losses of $41.5 million and $32.0 million, respectively. Of these amounts, provisions of $41.7 million and $33.7 million, respectively, related to new loans, and recoveries of $(0.2) million and $(1.7) million, respectively, related to covered loans. The increase in the provision related to new loans for the year ended December 31, 2014 as compared to 2013 was primarily due to increases in qualitative reserve factors, partially offset by a net decrease in peer group net charge-off rates. For the year ended December 31, 2013 decreases in peer group net charge-off rates were largely offset by increased charge-offs and specific reserves.

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended December 31, 2014				Three Months Ended December 31, 2013
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$5,789	$73,079	$78,868	$3,345	$10,743	$45,531	$59,619
Provision (recovery)	—	(1,035)	21,558	20,523	(452)	(299)	13,263	12,512
Charge-offs	—	(810)	(3,386)	(4,196)	—	(1,083)	(1,644)	(2,727)
Recoveries	—	248	99	347	—	140	181	321
Balance at end of period	$—	$4,192	$91,350	$95,542	$2,893	$9,501	$57,331	$69,725

	Year Ended December 31, 2014				Year Ended December 31, 2013
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$2,893	$9,502	$57,330	$69,725	$8,019	$9,874	$41,228	$59,121
Provision (recovery)	2,311	(2,554)	41,748	41,505	(2,892)	1,153	33,703	31,964
Charge-offs	(5,204)	(3,496)	(8,754)	(17,454)	(2,234)	(4,306)	(18,481)	(25,021)
Recoveries	—	740	1,026	1,766	—	2,780	881	3,661
Balance at end of period	$—	$4,192	$91,350	$95,542	$2,893	$9,501	$57,331	$69,725

Credit risk continues to be limited, though to a declining extent, by the Loss Sharing Agreements with the FDIC.  At December 31, 2014, covered loans represented 8% of the total loan portfolio.

Deposits

At December 31, 2014, deposits totaled $13.5 billion compared to $10.5 billion at December 31, 2013.  Deposits in New York totaled $1.6 billion and $800 million, respectively, at December 31, 2014 and December 31, 2013. The average cost of deposits was 0.61% for the quarter ended December 31, 2014 compared to 0.63% for the quarter ended December 31, 2013 and 0.61% for the year ended December 31, 2014 compared to 0.65% for the year ended December 31, 2013. Excluding the impact of hedge accounting and accretion of fair value adjustments, the average cost of deposits was 0.56% for the quarter and year ended December 31, 2014.

Net interest income

Net interest income for the quarter ended December 31, 2014 increased to $171.5 million from $164.3 million for the quarter ended December 31, 2013. Net interest income for the year ended December 31, 2014 was $677.1 million as compared to $646.2 million for the year ended December 31, 2013. Increases in interest income were partially offset by increases in interest expense. Interest income increased primarily as a result of an increase in the average balance of loans outstanding, partially offset by a decline in the yield on loans. Interest expense increased due primarily to an increase in average interest bearing liabilities, offset to a small degree by a decline in the cost of interest bearing liabilities.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 4.26% for the quarter ended December 31, 2014 as compared to 5.24% for the quarter ended December 31, 2013. Net interest margin, calculated on a tax-equivalent basis, was 4.61% for the year ended December 31, 2014 as compared to 5.73% for the year ended December 31, 2013. Significant factors impacting this expected trend in net interest margin for the quarter and year ended December 31, 2014 included:

•
The tax-equivalent yield on loans declined to 5.89% and 6.44%, respectively, for the quarter and year ended December 31, 2014 compared to 7.80% and 9.18% for the corresponding periods in 2013, primarily because new loans, originated at yields lower than those on loans acquired in the FSB Acquisition, comprised a greater percentage of total loans.

•
The yield on new loans was 3.52% and 3.56%, respectively for the quarter and year ended December 31, 2014 compared to 3.60% and 3.76% for the corresponding periods in 2013, primarily reflecting the impact of lower interest rates on new production over the last year.

•
The yield on loans acquired in the FSB Acquisition increased to 27.15% for the quarter ended December 31, 2014 from 26.59% for the corresponding period in 2013. For the year ended December 31, 2014, the yield on loans acquired in the FSB Acquisition increased to 27.09% from 26.02% for the year ended December 31, 2013.

•
The average rate on interest bearing liabilities declined to 0.86% and 0.87%, respectively, for the quarter and year ended December 31, 2014 compared to 0.91% and 0.94% for the corresponding periods in 2013, primarily due to lower rates on time deposits and FHLB advances.

•
Non-interest bearing deposits comprised a greater percentage of average total deposits for the quarter and year ended December 31, 2014 as compared to the corresponding periods in 2013.  Average non-interest bearing deposits were 20% of average total deposits for both the quarter and year ended December 31, 2014, respectively, as compared to 19% and 17% of average total deposits for the corresponding periods in 2013.

Interest income included proceeds of $3.0 million and $30.9 million, respectively, from the sale of loans from a pool of ACI loans carried at zero for the quarter and year ended December 31, 2014, and $11.7 million and $50.6 million for the corresponding periods in 2013. The impact of sales of loans from this pool is not expected to be significant in future periods.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans.  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans.  As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the years ended December 31, 2014 and 2013 were as follows (in thousands):

Balance at December 31, 2012	$1,286,066
Reclassifications from non-accretable difference	282,952
Accretion	(410,446)
Balance at December 31, 2013	1,158,572
Reclassifications from non-accretable difference	185,604
Accretion	(338,864)
Balance at December 31, 2014	$1,005,312

Non-interest income

Non-interest income totaled $19.0 million and $84.2 million, respectively, for the quarter and year ended December 31, 2014 as compared to $21.0 million and $68.0 million, respectively, for the quarter and year ended December 31, 2013.

The consolidated statement of income line items Provision for (recovery of) loan losses for covered loans; Income from resolution of covered assets, net; Gain (loss) on sale of covered loans; Loss on covered investment securities available for sale and Gain on covered OREO relate to transactions in the covered assets. The line item Net loss on FDIC indemnification represents the mitigating impact of FDIC indemnification on gains and losses arising from these transactions in the covered assets. The impact on pre-tax earnings of these transactions, net of FDIC indemnification, for the quarter and year ended December 31, 2014 was $1.8 million and $26.0 million, respectively, compared to $6.0 million and $20.4 million, respectively, for the quarter and year ended December 31, 2013.

Income from resolution of covered assets, net was $9.3 million and $49.1 million, respectively, for the quarter and year ended December 31, 2014, compared to $14.5 million and $78.9 million, respectively, for the quarter and year ended December 31, 2013. This decrease in income resulted mainly from lower income from commercial recoveries and residential paid in full resolutions, and is consistent with the continued run-off of covered assets.

The Company recognized net gains (losses) on the sale of covered loans of $(2.2) million and $20.4 million, respectively, for the quarter and year ended December 31, 2014, compared to net losses of $(6.8) million and $(16.2) million, respectively, for the quarter and year ended December 31, 2013.  Activity for the fourth quarter of 2014 and 2013 consisted of the sale of covered residential loans, which continue to be sold on a quarterly basis, Improvements in the results of those sales primarily reflect improved pricing. The gain for the year ended December 31, 2014 includes a gain of $18.0 million from the sale of covered commercial and consumer loans and commercial OREO in the first quarter of 2014.

Net loss on FDIC indemnification was $6.6 million and $46.4 million, respectively, for the quarter and year ended December 31, 2014, compared to $2.9 million and $50.6 million for the quarter and year ended December 31, 2013.  Variances in net loss on FDIC indemnification are directly related to variances in income from resolution of covered assets, the gain (loss) on sale of covered loans, loss on covered investment securities available for sale, the provision for (recovery of) losses on covered loans and gain (loss) on covered OREO.

Income from lease financing increased to $8.9 million and $21.6 million, respectively, for the quarter and year ended December 31, 2014 from $3.7 million and $8.2 million, for the quarter and year ended December 31, 2013. The increase in income is consistent with the growth in the portfolio of assets under lease.

Non-interest expense

Non-interest expense totaled $108.5 million and $426.5 million, respectively, for the quarter and year ended December 31, 2014 as compared to $99.4 million and $364.3 million for the quarter and year ended December 31, 2013.

Increased compensation and occupancy and equipment expenses for the quarter and year ended December 31, 2014 compared to the quarter and year ended December 31, 2013 related to the Company’s overall growth and its expansion into New York.

Amortization of the FDIC indemnification asset was $20.6 million and $69.5 million, respectively, for the quarter and year ended December 31, 2014 compared to $15.2 million and $36.9 million, respectively, for the quarter and year ended December 31, 2013. The amortization rate increased to 8.16% for the quarter ended December 31, 2014 compared to 4.86% for the quarter ended December 31, 2013. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, ultimately resulting in a negative yield on the FDIC indemnification asset.

Provision for income taxes

The effective income tax rate decreased to 23.9% and 30.4%, respectively, for the quarter and year ended December 31, 2014 from 28.6% and 34.3% for the quarter and year ended December 31, 2013.  These decreases primarily reflect the impact of increases in tax-exempt income, changes in state income tax positions, reductions in liabilities for uncertain state tax positions and benefits resulting from state tax law changes.

Non-GAAP Financial Measure

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at December 31, 2014 (in thousands except share and per share data):

Total stockholders’ equity	$2,052,534
Less: goodwill and other intangible assets	68,414
Tangible stockholders’ equity	$1,984,120

Common shares issued and outstanding	101,656,702

Book value per common share	$20.19

Tangible book value per common share	$19.52

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, January 22, 2015 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (888)

713-4218 (domestic) or (617) 213-4870 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 89189594. Participants may pre-register for the call on the Investor Relations page on www.bankunited.com. A replay of the call will be available from 11:00 a.m. ET on January 22, 2015 through 11:59 p.m. ET on January 30, 2015 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international). The pass code for the replay is 26744830. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition

BankUnited, Inc., with total assets of $19.2 billion at December 31, 2014, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 100 branches in 15 Florida counties and 6 banking centers in the New York metropolitan area at December 31, 2014.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, in 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $4.1 billion.  The Company has received $2.6 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of December 31, 2014.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 available at the SEC’s website (www.sec.gov).

Contacts
BankUnited, Inc.
Investor Relations:
Leslie Lunak, 786-313-1698
llunak@bankunited.com
or
Media Relations:
Mary Harris, 305-817-8117
mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	December 31, 2014	December 31, 2013
ASSETS
Cash and due from banks:
Non-interest bearing	$46,268	$45,976
Interest bearing	33,979	14,590
Interest bearing deposits at Federal Reserve Bank	100,596	190,075
Federal funds sold	6,674	2,108
Cash and cash equivalents	187,517	252,749
Investment securities available for sale, at fair value (including covered securities of $205,769 at December 31, 2013)	4,585,694	3,637,124
Investment securities held to maturity	10,000	—
Non-marketable equity securities	191,674	152,066
Loans held for sale	1,399	194
Loans (including covered loans of $1,043,864 and $1,483,888)	12,414,769	9,053,609
Allowance for loan and lease losses	(95,542)	(69,725)
Loans, net	12,319,227	8,983,884
FDIC indemnification asset	974,704	1,205,117
Bank owned life insurance	215,065	206,759
Equipment under operating lease	314,558	196,483
Other real estate owned (including covered OREO of $13,645 and $39,672)	13,780	40,570
Deferred tax asset, net	117,215	70,626
Goodwill and other intangible assets	68,414	69,067
Other assets	211,282	232,010
Total assets	$19,210,529	$15,046,649

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$2,714,127	$2,171,335
Interest bearing	899,696	676,079
Savings and money market	5,896,007	4,402,987
Time	4,001,925	3,282,027
Total deposits	13,511,755	10,532,428
Federal Home Loan Bank advances and other borrowings	3,318,559	2,414,313
Other liabilities	327,681	171,210
Total liabilities	17,157,995	13,117,951

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 101,656,702 and 101,013,014 shares issued and outstanding	1,017	1,010
Paid-in capital	1,353,538	1,334,945
Retained earnings	651,627	535,263
Accumulated other comprehensive income	46,352	57,480
Total stockholders' equity	2,052,534	1,928,698
Total liabilities and stockholders' equity	$19,210,529	$15,046,649

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Interest income:
Loans	$167,679	$160,761	$667,237	$618,944
Investment securities	30,279	26,341	108,662	114,535
Other	2,269	1,562	7,845	5,342
Total interest income	200,227	188,664	783,744	738,821
Interest expense:
Deposits	19,967	16,279	72,961	60,566
Borrowings	8,758	8,130	33,690	32,045
Total interest expense	28,725	24,409	106,651	92,611
Net interest income before provision for loan losses	171,502	164,255	677,093	646,210
Provision for (recovery of) loan losses (including $(1,035), $(751), $(243) and $(1,739) for covered loans)	20,523	12,512	41,505	31,964
Net interest income after provision for loan losses	150,979	151,743	635,588	614,246
Non-interest income:
Income from resolution of covered assets, net	9,326	14,500	49,082	78,862
Net loss on FDIC indemnification	(6,638)	(2,891)	(46,396)	(50,638)
FDIC reimbursement of costs of resolution of covered assets	789	2,232	4,440	9,397
Service charges and fees	4,185	3,914	16,612	14,255
Gain (loss) on sale of loans, net (including gain (loss) related to covered loans of $(2,226), $(6,827), $20,369, and $(16,195))	(2,065)	(6,728)	21,047	(15,469)
Gain on investment securities available for sale, net (including loss related to covered securities of $(963) for the year ended December 31, 2013)	2,703	2,341	3,859	8,629
Lease financing	8,916	3,655	21,601	8,214
Other non-interest income	1,830	3,986	13,920	14,799
Total non-interest income	19,046	21,009	84,165	68,049
Non-interest expense:
Employee compensation and benefits	46,210	43,544	195,218	173,763
Occupancy and equipment	18,275	16,772	70,520	63,766
Amortization of FDIC indemnification asset	20,587	15,159	69,470	36,943
Gain on other real estate owned, net (including gain related to covered OREO of $(249), $(509), $(2,744) and $(7,629))	(251)	(509)	(2,617)	(7,629)
Foreclosure and other real estate owned expense	1,080	3,010	4,976	10,442
Deposit insurance expense	2,333	2,061	9,348	7,648
Professional fees	3,515	4,722	13,178	21,934
Telecommunications and data processing	3,476	3,340	13,381	13,034
Other non-interest expense	13,264	11,264	53,029	44,392
Total non-interest expense	108,489	99,363	426,503	364,293
Income before income taxes	61,536	73,389	293,250	318,002
Provision for income taxes	14,702	20,996	89,035	109,066
Net income	$46,834	$52,393	$204,215	$208,936
Earnings per common share, basic	$0.45	$0.50	$1.95	$2.03
Earnings per common share, diluted	$0.45	$0.50	$1.95	$2.01
Cash dividends declared per common share	$0.21	$0.21	$0.84	$0.84

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended December 31,
	2014			2013
	Average Balance	Interest (1)	Yield / Rate (2)	Average Balance	Interest (1)	Yield / Rate (2)
Assets:
Interest earning assets:
Loans	$11,565,407	$170,966	5.89%	$8,320,870	$162,804	7.80%
Investment securities (3)	4,401,576	31,055	2.82%	3,809,501	26,961	2.83%
Other interest earning assets	495,275	2,269	1.82%	585,414	1,562	1.06%
Total interest earning assets	16,462,258	204,290	4.95%	12,715,785	191,327	6.00%
Allowance for loan and lease losses	(82,923)			(63,020)
Non-interest earning assets	1,926,249			2,050,776
Total assets	$18,305,584			$14,703,541
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$898,116	984	0.43%	$642,935	753	0.46%
Savings and money market deposits	5,616,832	7,603	0.54%	4,494,773	5,444	0.48%
Time deposits	3,933,781	11,380	1.15%	3,171,318	10,082	1.26%
Total interest bearing deposits	10,448,729	19,967	0.76%	8,309,026	16,279	0.78%
FHLB advances and other borrowings	2,857,684	8,758	1.22%	2,292,375	8,130	1.41%
Total interest bearing liabilities	13,306,413	28,725	0.86%	10,601,401	24,409	0.91%
Non-interest bearing demand deposits	2,650,525			1,963,335
Other non-interest bearing liabilities	283,812			221,152
Total liabilities	16,240,750			12,785,888
Stockholders' equity	2,064,834			1,917,653
Total liabilities and stockholders' equity	$18,305,584			$14,703,541
Net interest income		$175,565			$166,918
Interest rate spread			4.09%			5.09%
Net interest margin			4.26%			5.24%

(1) On a tax-equivalent basis where applicable
(2) Annualized
(3) At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Years Ended December 31,
	2014			2013
	Average Balance	Interest (1)	Yield / Rate	Average Balance	Interest (1)	Yield / Rate
Assets:
Interest earning assets:
Loans	$10,536,287	$678,274	6.44%	$6,817,786	$625,948	9.18%
Investment securities (2)	3,984,543	111,471	2.80%	4,135,407	117,289	2.84%
Other interest earning assets	453,252	7,845	1.73%	500,306	5,342	1.07%
Total interest earning assets	14,974,082	797,590	5.33%	11,453,499	748,579	6.54%
Allowance for loan and lease losses	(76,606)			(62,461)
Non-interest earning assets	1,928,564			2,057,923
Total assets	$16,826,040			$13,448,961
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$773,655	3,254	0.42%	$582,623	2,698	0.46%
Savings and money market deposits	5,092,444	25,915	0.51%	4,280,531	20,620	0.48%
Time deposits	3,716,611	43,792	1.18%	2,844,377	37,248	1.31%
Total interest bearing deposits	9,582,710	72,961	0.76%	7,707,531	60,566	0.79%
FHLB advances and other borrowings	2,623,924	33,690	1.28%	2,098,231	32,045	1.53%
Total interest bearing liabilities	12,206,634	106,651	0.87%	9,805,762	92,611	0.94%
Non-interest bearing demand deposits	2,366,621			1,586,007
Other non-interest bearing liabilities	235,930			184,645
Total liabilities	14,809,185			11,576,414
Stockholders' equity	2,016,855			1,872,547
Total liabilities and stockholders' equity	$16,826,040			$13,448,961
Net interest income		$690,939			$655,968
Interest rate spread			4.46%			5.60%
Net interest margin			4.61%			5.73%

(1) On a tax-equivalent basis where applicable
(2) At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share amounts)

	Three Months Ended December 31,		Years Ended December 31,
c	2014	2013	2014	2013
Basic earnings per common share:
Numerator:
Net income	$46,834	$52,393	$204,215	$208,936
Distributed and undistributed earnings allocated to participating securities	(1,777)	(1,957)	(7,991)	(9,380)
Income allocated to common stockholders for basic earnings per common share	$45,057	$50,436	$196,224	$199,556
Denominator:
Weighted average common shares outstanding	101,657,597	100,942,859	101,574,076	99,587,970
Less average unvested stock awards	(1,110,377)	(1,021,034)	(1,117,869)	(1,093,930)
Weighted average shares for basic earnings per common share	100,547,220	99,921,825	100,456,207	98,494,040
Basic earnings per common share	$0.45	$0.50	$1.95	$2.03
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$45,057	$50,436	$196,224	$199,556
Adjustment for earnings reallocated from participating securities	3	3	16	1,265
Income used in calculating diluted earnings per common share	$45,060	$50,439	$196,240	$200,821
Denominator:
Average shares for basic earnings per common share	100,547,220	99,921,825	100,456,207	98,494,040
Dilutive effect of stock options and preferred shares	132,399	177,951	139,606	1,257,565
Weighted average shares for diluted earnings per common share	100,679,619	100,099,776	100,595,813	99,751,605
Diluted earnings per common share	$0.45	$0.50	$1.95	$2.01

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended December 31,		Years Ended December 31,
	2014 (5)	2013 (5)	2014	2013
Financial ratios
Return on average assets	1.02%	1.41%	1.21%	1.55%
Return on average stockholders’ equity	9.00%	10.84%	10.13%	11.16%
Net interest margin (4)	4.26%	5.24%	4.61%	5.73%

	December 31, 2014	December 31, 2013
Capital ratios
Tier 1 leverage	10.70%	12.42%
Tier 1 risk-based capital	15.45%	21.06%
Total risk-based capital	16.27%	21.93%

	December 31, 2014		December 31, 2013
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.29%	0.31%	0.31%	0.39%
Non-performing assets to total assets (2)	0.17%	0.27%	0.16%	0.51%
Allowance for loan and lease losses to total loans (3)	0.80%	0.77%	0.76%	0.77%
Allowance for loan and lease losses to non-performing loans (1)	281.54%	244.69%	246.73%	195.52%
Net charge-offs to average loans	0.08%	0.15%	0.34%	0.31%

(1) We define non-performing loans to include non-accrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings.  Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2) Non-performing assets include non-performing loans and OREO.

(3) Total loans is net of premiums, discounts, and deferred fees and costs.

(4) On a tax-equivalent basis.

(5) Annualized.